Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@dennardlascar.com Anne Pearson / apearson@dennardlascar.com Dennard ▪ Lascar Associates, LLC / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports Third Quarter 2013 Results
SAN ANTONIO, Texas, October 30, 2013 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended September 30, 2013. Highlights include:

•	Production Services Segment revenues were up 3% over the second quarter of 2013.

•	Well servicing rigs in the Production Services Segment achieved a 90% utilization rate and an average hourly rate of $628.

•	After the sale of eight mechanical drilling rigs in October, our current drilling rig utilization is 89%.

•	Currently, 55 drilling rigs are earning revenues, 38 of which are under term contracts.
Consolidated Financial Results
Revenues for the third quarter of 2013 were $244.0 million, down 2% from revenues of $248.4 million in the second quarter of 2013 (“the prior quarter”) and up 6% from revenues of $229.8 million in the third quarter of 2012 (“the year-earlier quarter”). Revenues in the third quarter, as compared to the prior quarter, were negatively impacted by lower utilization for our Drilling Services Segment, which was partially offset by a modest improvement in the operating results for our Production Services Segments.
Third quarter Adjusted EBITDA(1) was $59.4 million, down 7% from $63.6 million in the prior quarter and up 7% from $55.6 million in the year-earlier quarter.

Net loss as reported for the third quarter was $6.2 million, or $0.10 per share, which included a $9.5 million impairment charge primarily due to the sale of eight mechanical drilling rigs that were not expected to return to work in the near term. Adjusted net loss(2), which excludes the impact of impairment charges, was $0.2 million and Adjusted EPS(3) was zero for the third quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $131.0 million in the third quarter, a 5% decrease from the prior quarter and a 4% increase from the year-earlier quarter. Third quarter utilization was 80%, down from 87% in the prior quarter and 86% in the year-earlier quarter. The decrease from the prior quarter is primarily due to the expiration of five drilling contracts for rigs that were earning standby dayrates but not working and a fuel cost reimbursement in the prior quarter that did not recur in the third quarter. Eight mechanical drilling rigs that were mostly idle during the quarter were classified as held for sale at September 30, 2013 and later sold in October. Excluding these eight rigs, utilization would have been 89% in the third quarter.
Currently, 55 drilling rigs are earning revenues, 38 of which are under term contracts. All eight of our drilling rigs in Colombia were working during the quarter, although one rig completed its contract term in August and has remained idle.
    Average drilling revenues per day in the third quarter were $25,325, up slightly from $24,968 in the prior quarter and up from $24,101 in the year-earlier quarter. The increase over the year-earlier quarter was primarily due to higher dayrates generated by our new-build drilling rigs and increased utilization in Colombia, as our Colombian operations have higher revenues per day than our domestic drilling rigs.
Drilling Services Segment margin(5) per day was $8,056 in the third quarter, down from $8,841 in the prior quarter and up from $7,187 in the year-earlier quarter. The sequential decrease in Drilling Services margin per day was partially due to a reduction of approximately $4.4 million in revenue from rigs earning a standby dayrate and a $1.8 million fuel cost reimbursement in the prior quarter.

Production Services Segment
Revenue for the Production Services Segment was $112.9 million in the third quarter, up 3% from the prior quarter and up 8% from the year-earlier quarter. The increase in revenues from the prior quarter was generated mostly by wireline services that had higher pricing due to the mix of services provided during the third quarter. Well servicing pricing was $628 per hour in the third quarter, up from $606 both in the prior quarter and in the year-earlier quarter. Well servicing rig utilization decreased slightly to 90% in the third quarter, versus 92% in the prior quarter and 91% in the year-earlier quarter. Coiled tubing unit utilization was 53% in the third quarter, up from 46% in the prior quarter and down slightly from 56% in the year-earlier quarter.
Production Services Segment margin(4) as a percentage of revenue remained steady at 36% for the third quarter, compared to 36% in the prior quarter and 37% in the year-earlier quarter.
Comments from Our President and CEO
“We achieved good operating results for the quarter, with pricing and utilization holding steady and some modest improvements in our Production Services Segment,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. "The third quarter is typically a strong quarter for Production Services due to seasonality and we saw wireline prices stabilize and some modest pricing improvement for well servicing.
“Our newly built drilling rigs are performing well and meeting our clients’ needs for more efficient equipment. With the continuing trend towards horizontal drilling, we have opted to reduce the size of our vertical drilling fleet by selling eight under-utilized rigs. Current utilization for our eight rigs in Colombia is 88% and we are negotiating the renewal of the term contracts for six rigs that expire at year end.
“For the remainder of the year, we will remain focused on maximizing our cash flow and reducing our debt. In 2014, we will benefit from a reduced capital expenditure program that we believe will position us to continue with our debt reduction focus.”

Fourth Quarter Guidance
In the fourth quarter of 2013, drilling rig utilization is expected to average between approximately 84% and 87%, based on a fleet of 62 rigs. Moderate pricing pressure is expected in the fourth quarter and as a result, Drilling Services Segment margin is expected to be approximately $7,500 to $7,900 per day.
Production Services Segment revenue in the fourth quarter is expected to be down 7% to 9% due to late year budget constraints of our clients and typical seasonality. Production Services Segment margin as a percentage of revenues is expected to be down 1% to 2% as compared to the third quarter.
Liquidity
Working capital at September 30, 2013 was $123.9 million, as compared to $62.2 million at December 31, 2012. Our cash and cash equivalents were $17.1 million, down from $23.7 million at year-end 2012.
The decrease in cash and cash equivalents during the nine months ended September 30, 2013 is primarily due to $137.9 million used for purchases of property and equipment, which was mostly offset by $110.1 million of cash provided by operating activities, $14.1 million in proceeds from debt borrowings, net of repayments, and $6.9 million of proceeds from the sale of assets.
After making a $10.0 million debt payment in October, we currently have $105.0 million outstanding and $12.9 million in committed letters of credit under our $250 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the third quarter were $25.8 million, including capitalized interest. We estimate that our total cash capital expenditures in 2013 will be approximately $165 million. The total 2013 capital expenditure budget includes funding that was used to complete the new-build drilling rig program, upgrades to certain drilling rigs, additional Production Services equipment and routine capital expenditures.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9645 ten minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until November 6th. To access the replay, dial (303) 590-3030 and enter the pass code 4643766#.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, changes in technology and improvements in our competitors' equipment, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2012. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2012 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the tables to this press release.

(2)
Adjusted net income (loss) represents net income (loss) as reported less impairment charges and the tax benefit from impairment charges. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the tables to this press release.

(3)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this press release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this press release.

(5)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Revenues:
Drilling services	$131,033	$125,662	$138,250	$402,357	$369,014
Production services	112,946	104,111	110,104	319,646	322,561
Total revenues	243,979	229,773	248,354	722,003	691,575

Costs and expenses:
Drilling services	89,350	88,188	89,294	267,630	247,896
Production services	71,910	65,395	70,287	202,662	191,774
Depreciation and amortization	47,414	42,067	47,348	141,047	120,429
General and administrative	23,896	21,269	23,768	70,872	64,677
Bad debt expense (recovery)	35	(368)	137	453	(515)
Impairment charges	9,504	—	44,788	54,292	1,032

Total costs and expenses	242,109	216,551	275,622	736,956	625,293
Income (loss) from operations	1,870	13,222	(27,268)	(14,953)	66,282

Other (expense) income:
Interest expense	(12,324)	(9,453)	(12,331)	(36,117)	(26,658)
Other	610	307	(1,249)	(1,460)	1,259
Total other expense	(11,714)	(9,146)	(13,580)	(37,577)	(25,399)

Income (loss) before income taxes	(9,844)	4,076	(40,848)	(52,530)	40,883
Income tax (expense) benefit	3,614	(1,461)	14,953	19,113	(14,411)

Net income (loss)	$(6,230)	$2,615	$(25,895)	$(33,417)	$26,472

Income (loss) per common share:
Basic	$(0.10)	$0.04	$(0.42)	$(0.54)	$0.43
Diluted	$(0.10)	$0.04	$(0.42)	$(0.54)	$0.42

Weighted-average number of shares outstanding:
Basic	62,325	61,881	62,177	62,158	61,743
Diluted	62,325	62,825	62,177	62,158	62,695

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	17,085	23,733
Receivables, net of allowance for doubtful accounts	182,089	158,844
Deferred income taxes	12,597	11,058
Inventory	12,732	12,111
Prepaid expenses and other current assets	5,709	13,040
Total current assets	230,212	218,786

Net property and equipment	959,492	1,014,340
Intangible assets, net of accumulated amortization	34,326	43,843
Goodwill	—	41,683
Noncurrent deferred income taxes	1,335	5,519
Assets held for sale	6,718	—
Other long-term assets	19,518	15,605
Total assets	$1,251,601	$1,339,776

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,642	$83,823
Current portion of long-term debt	23	872
Deferred revenues	906	3,880
Accrued expenses	57,782	67,975
Total current liabilities	106,353	156,550

Long-term debt, less current portion	534,421	518,725
Noncurrent deferred income taxes	85,278	108,838
Other long-term liabilities	6,677	7,983
Total liabilities	732,729	792,096
Total shareholders’ equity	518,872	547,680
Total liabilities and shareholders’ equity	$1,251,601	$1,339,776

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$(33,417)	$26,472
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,047	120,429
Allowance for doubtful accounts	534	2
Gain on dispositions of property and equipment	(865)	(1,230)
Stock-based compensation expense	4,692	5,541
Amortization of debt issuance costs, discount and premium	2,309	2,224
Impairment charges	54,292	1,032
Deferred income taxes	(21,153)	12,270
Change in other long-term assets	(5,554)	(1,964)
Change in other long-term liabilities	(1,306)	(2,168)
Changes in current assets and liabilities	(30,504)	(33,296)
Net cash provided by operating activities	110,075	129,312

Cash flows from investing activities:
Purchases of property and equipment	(137,945)	(291,051)
Proceeds from sale of property and equipment	6,898	2,433
Net cash used in investing activities	(131,047)	(288,618)

Cash flows from financing activities:
Debt repayments	(25,868)	(869)
Proceeds from issuance of debt	40,000	80,000
Debt issuance costs	(13)	(58)
Proceeds from exercise of options	833	684
Purchase of treasury stock	(628)	(357)
Net cash provided by financing activities	14,324	79,400

Net decrease in cash and cash equivalents	(6,648)	(79,906)
Beginning cash and cash equivalents	23,733	86,197
Ending cash and cash equivalents	$17,085	$6,291

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012

Drilling Services Segment:
Revenues	$131,033	$125,662	$138,250	$402,357	$369,014
Operating costs	89,350	88,188	89,294	267,630	247,896
Drilling Services Segment margin (1)	$41,683	$37,474	$48,956	$134,727	$121,118

Average number of drilling rigs	70.0	66.0	70.3	70.3	64.1
Utilization rate	80%	86%	87%	84%	87%
Revenue days	5,174	5,214	5,537	16,050	15,310

Average revenues per day	$25,325	$24,101	$24,968	$25,069	$24,103
Average operating costs per day	17,269	16,914	16,127	16,675	16,192
Drilling Services Segment margin per day (2)	$8,056	$7,187	$8,841	$8,394	$7,911

Production Services Segment:
Revenues	$112,946	$104,111	$110,104	$319,646	$322,561
Operating costs	71,910	65,395	70,287	202,662	191,774
Production Services Segment margin (1)	$41,036	$38,716	$39,817	$116,984	$130,787

Combined:
Revenues	$243,979	$229,773	$248,354	$722,003	$691,575
Operating Costs	161,260	153,583	159,581	470,292	439,670
Combined margin	$82,719	$76,190	$88,773	$251,711	$251,905

Adjusted EBITDA (3)	$59,398	$55,596	$63,619	$178,926	$189,002

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012

Combined margin	$82,719	$76,190	$88,773	$251,711	$251,905

General and administrative	(23,896)	(21,269)	(23,768)	(70,872)	(64,677)
Bad debt (recovery) expense	(35)	368	(137)	(453)	515
Other income (expense)	610	307	(1,249)	(1,460)	1,259
Adjusted EBITDA (3)	59,398	55,596	63,619	178,926	189,002

Depreciation and amortization	(47,414)	(42,067)	(47,348)	(141,047)	(120,429)
Impairment charges	(9,504)	—	(44,788)	(54,292)	(1,032)
Interest expense	(12,324)	(9,453)	(12,331)	(36,117)	(26,658)
Income tax (expense) benefit	3,614	(1,461)	14,953	19,113	(14,411)
Net income (loss)	$(6,230)	$2,615	$(25,895)	$(33,417)	$26,472

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss as Reported to Adjusted Net Loss Excluding the Impact of Impairment Charges
and Diluted EPS as Reported to Adjusted Diluted EPS Excluding the Impact of Impairment Charges
(in thousands, except per share data)
(unaudited)

	Three months ended	Nine months ended
	September 30, 2013	September 30, 2013

Net loss as reported	$(6,230)	$(33,417)
Impairment charges	9,504	54,292
Tax benefit from impairment charges	(3,490)	(21,207)
Adjusted net income (loss) (4)	(216)	(332)

Basic weighted average number of shares outstanding, as reported	62,325	62,158
Effect of dilutive securities	—	—
Diluted weighted average number of shares outstanding, adjusted for impairment charge impact	62,325	62,158

Adjusted diluted EPS (5)	$—	$(0.01)

Diluted EPS as reported (6)	$(0.10)	$(0.54)

(4)Adjusted net income (loss) represents net income (loss) as reported less impairment charges and the tax benefit from impairment charges. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this press release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(6)The effect of dilutive securities is not reflected in diluted earnings per share (EPS) as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012

Drilling Services Segment:
Routine and tubulars	$7,978	$17,887	$12,927	$27,767	$33,723
Discretionary	7,181	8,569	8,345	29,244	44,175
Fleet additions	311	47,985	7,492	41,265	134,593
	15,470	74,441	28,764	98,276	212,491
Production Services Segment:
Routine	5,941	4,306	6,267	17,917	11,478
Discretionary	3,503	8,091	4,996	17,065	27,051
Fleet additions	852	10,329	839	4,687	40,031
	10,296	22,726	12,102	39,669	78,560
Net cash used for purchases of property and equipment	25,766	97,167	40,866	137,945	291,051
Net effect of accruals	1,669	(13,762)	(8,206)	(35,800)	13,707
Total capital expenditures	$27,435	$83,405	$32,660	$102,145	$304,758

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	4	2	6
1000 HP	12	10	22
1200 to 2000 HP	6	27	33
Total	23	39	62

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	10	6	16
14,000 to 25,000 feet	10	31	41
Total	23	39	62

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			99
600 HP			10
Total			109

Wireline units			117

Coiled tubing units			13